Wednesday, October 20, 2010 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2010

NORTH LIBERTY, IOWA - October 20, 2010 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended September 30, 2010. Operating revenues for the quarter increased 12.2% to $127.2 million from $113.4 million in the third quarter of 2009. Net income was $18.3 million compared to $14.5 million in the 2009 period, a 26.1% increase. Earnings per share increased 25.0% to $0.20 from $0.16 reported in the third quarter of 2009. For the quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 77.2% and a 14.4% net margin (net income as a percentage of operating revenues).

Operating revenues for the nine month period increased 7.2% to $370.3 million from $345.3 million in the 2009 period. Net income was $46.8 million compared to $46.3 million in the 2009 period, a 1.2% increase. Earnings per share increased 2.0% to $0.52 from $0.51 reported in the first nine months of 2009. Net income decreased by $0.07 per share due to a decrease in gains on disposal of property and equipment and increased depreciation expense primarily attributable to the purchase of new tractors during the latter half of 2009. For the nine month period, the Company posted an operating ratio of 81.9% and a 12.6% net margin.

Operating revenues continue to improve as a result of tighter industry capacity. However, the increase in freight demand has leveled off in comparison to the second quarter of 2010 and continues to lag dramatically behind that experienced in 2007 prior to the recent recession. Freight rates have increased this year since reaching bottom in the third quarter of 2009 and appear to be stabilizing. The Company continues to focus on improving utilization and cost controls as is reflected in our third quarter and year-to-date operating ratio and net margin. The industry continues to be challenged by driver recruitment and retention. This challenge is expected to amplify with the implementation of the stringent safety requirements of CSA 2010 (Comprehensive Safety Analysis) and the potential impacts on the carriers in the industry and the number of qualified drivers. The Company has begun the installation of PeopleNet® electronic on-board recorders and is currently transitioning to paperless logs. This on-board computing and communications system is expected to improve safety, equipment utilization, and customer service.

The average age of the Company's tractor fleet was 1.6 years as of September 30, 2010 with 89% of the fleet being 2009 models and newer. This is one of the newest and most fuel efficient fleets in the industry. The Company purchased 200 new 2011 ProStar Internationals in the third quarter with delivery expected to be completed in October. This fleet upgrade will keep our fleet new and positions the Company to take advantage of growth opportunities. The Company has improved its fuel economy as it continues to replace the remainder of the 2007 models in its fleet with the aerodynamic and fuel efficient ProStar tractors. The Company is also upgrading its trailer fleet with the purchase of 600 new Great Dane trailers with delivery expected to be completed prior to year end.

Fuel expense increased $5.2 million or 19.8% during the quarter primarily due to an increase in average fuel prices. During the quarter ended September 30, 2010 the U.S. average cost of fuel was $2.940 per gallon compared to $2.603 per gallon for the same period of 2009, a 12.9% increase. The Company continues to benefit from the focus on the reduction of idle hours and strategic fuel purchasing decisions which offset a portion of the rise in fuel costs.

The Company ended the quarter with cash, cash equivalents, short-term and long-term investments of $287.6 million, an $87.2 million increase from the $200.4 million reported at December 31, 2009. Long-term and short-term investments include illiquid auction rate securities held since February 2008. The Company ended the quarter with $102.7 million, at par, in illiquid auction rate securities. Since February 2008, the Company has received $95.8 million in calls, at par, including $50.3 million received this year through September 30, 2010 with an additional $7.5 million received in October. The Company continues to be involved in efforts to bring liquidity to the auction rate securities portfolio. Net cash flows from operations continue to be strong at 19.7% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of $595.1 million. The Company ended the past four quarters with a return on total assets of 10% and a 17% return on equity.

Heartland Express declared a special dividend of $1.00 per share during the quarter. This special dividend along with the regular quarterly dividend of $0.02 per share was paid on October 5, 2010 to shareholders of record at the close of business on September 24, 2010. The Company has now paid cumulative cash dividends of $335.7 million over the past twenty-nine consecutive quarters.

The ability to deliver high quality service to our customers has enabled us to build a strong and financially sound company. Customer service awards received thus far in 2010 include the 2009 Sears Partner in Progress Award, 2009 Quaker/Gatorade Southwest Region Carrier of the Year, 2009 Quaker/Gatorade Central West Region Carrier of the Year, 2009 Unilever Excellence Award for outstanding on-time delivery, the Nestle Waters 2009 World Class Customer Service Award, the 2009 Genpak Regional Carrier of the Year, the 2009 Eastman Chemical Company Supplier Excellence Award, the 2009 LXP Carrier of the Year - Tier One Carriers for the third consecutive year, Lowe's 2009 Platinum Carrier Award, the Walmart Transportation 2009 General Merchandise Platinum Carrier of the Year Award, the fiscal year 2010 Federal Express Platinum Award for the fourth consecutive year, the fiscal year 2010 Federal Express Smartpost Carrier of the Year for the third time in four years, the United Sugars Achievement of Excellence Award, and the Whirlpool Corporation 2009 National Truckload Carrier of the Year Award. In addition, the Company was recently selected to participate in The Home Depot Executive Carrier Council.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, President
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009
OPERATING REVENUE	$127,245	$113,390	$370,273	$345,343

OPERATING EXPENSES:
Salaries, wages, and benefits	$42,581	$41,755	$125,439	$128,752
Rent and purchased transportation	2,343	2,766	7,270	8,510
Fuel	31,690	26,454	92,242	76,098
Operations and maintenance	5,039	3,618	12,610	11,972
Operating taxes and licenses	2,166	1,958	6,191	6,675
Insurance and claims	1,993	3,658	10,366	11,797
Communications and utilities	906	881	2,668	2,783
Depreciation	15,139	15,468	46,241	40,443
Other operating expenses	4,278	2,743	10,805	9,332
Gain on disposal of property and equipment	(7,951)	(8,321)	(10,484)	(14,178)

	98,184	90,980	303,348	282,184

Operating income	29,061	22,410	66,925	63,159

Interest income	347	489	1,166	1,922

Income before income taxes	29,408	22,899	68,091	65,081

Federal and state income taxes	11,111	8,392	21,254	18,818

Net income	$18,297	$14,507	$46,837	$46,263

Earnings per share	$0.20	$0.16	$0.52	$0.51

Weighted average shares outstanding	90,689	90,689	90,689	91,281

Dividends declared per share	$1.02	$0.02	$1.06	$0.06

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

ASSETS	September 30, 2010	December 31, 2009
CURRENT ASSETS	(Unaudited)
Cash and cash equivalents	$187,979	$52,351
Short-term investments	7,450	7,126
Trade receivables, net	45,138	37,361
Prepaid tires	4,768	6,579
Other current assets	4,351	1,923
Income tax receivable	1,310	4,658
Deferred income taxes, net	13,511	14,516
Total current assets	264,507	124,514

PROPERTY AND EQUIPMENT	381,898	413,564
Less accumulated depreciation	154,705	138,394
	227,193	275,170
LONG-TERM INVESTMENTS	92,144	140,884
OTHER ASSETS	11,250	10,595
	$595,094	$551,163
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$12,833	$6,953
Dividends payable	92,502	—
Compensation and benefits	17,382	13,770
Insurance accruals	19,644	19,236
Other accruals	6,792	7,095
Total current liabilities	149,153	47,054
LONG-TERM LIABILITIES
Income taxes payable	26,847	31,323
Deferred income taxes, net	43,400	51,218
Insurance accruals less current portion	55,071	53,898
Total long-term liabilities	125,318	136,439
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued and outstanding 90,689 in 2010 and 2009	907	907
Additional paid-in capital	439	439
Retained earnings	322,357	371,650
Accumulated other comprehensive loss	(3,080)	(5,326)
	320,623	367,670
	$595,094	$551,163